EXHIBIT 10.1
October 5, 2006
Mr. Ron Buckly
470 22nd Street
Santa Monica, CA 90402
Re: Your Continuing Employment
Dear Ron:
This letter agreement confirms your discussions over the past several months with me and the Compensation Committee of the Tekelec Board of Directors concerning your anticipated termination of employment with the Company due to the relocation of Tekelec’s corporate headquarters from Southern California to North Carolina.
By signing this letter agreement, you and Tekelec agree as follows:
1.	You will be employed as Senior Vice President, Corporate Affairs and General Counsel of Tekelec through the close of business on December 31, 2006, subject to earlier termination by you as set forth in this paragraph. You may terminate your employment for any reason effective prior to January 1, 2007 with at least 30 days advance written notice to Tekelec. It is specifically understood that if no notice of termination is given by you in accordance with this paragraph, your termination date will be the close of business on December 31, 2006. In addition, commencing in the 2006 fourth quarter, you will work or be available to work 40 hours per week (i.e., 160 hours per calendar month). We understand that you wish to look for new employment and agree that you may search for new employment during this period provided that such efforts do not unreasonably or materially interfere with the performance of your responsibilities and duties as the Company’s General Counsel or with the transition of your responsibilities and duties as General Counsel to the Company’s legal department and/or outside law firms, and further provided that you may not begin new employment before your termination date without our prior written consent, which will not be unreasonably withheld..

2.	Provided that you remain an employee of Tekelec through December 31, 2006, you will be entitled to receive your bonuses under the Company’s 2006 Officer Bonus Plan for 2006 (“2006 Bonuses”), payable at such time as such bonuses are paid to other executive officers of the Company under such Plan, and the Company hereby waives any requirement that you be employed by the Company after December 31, 2006 as a condition to receiving your 2006 Bonuses. In consideration of the requirements of Section 409A of the Internal Revenue Code and the regulations promulgated thereunder, if such bonuses have not been paid prior to March 15, 2007, then such bonuses shall be paid upon the later of (i) July 2, 2007 or (ii) the date upon which such bonuses are paid to the other executive officers of the Company under the 2006 Officer Bonus Plan.

3.	The Company acknowledges and agrees that upon the termination of your employment with Tekelec, you will also irrevocably be entitled to receive severance compensation and benefits in accordance with the Company’s Officer Severance Plan (“OSP”), in effect as of your termination date, under Section 3(b)(v) (relocation of corporate headquarters), provided that your receipt of severance compensation and benefits thereunder shall be subject to your compliance with the terms of the OSP, including your timely execution of, and compliance with, a Severance Agreement reasonably acceptable to Tekelec and you. In consideration of Section 409A of the Internal Revenue Code and the regulations promulgated thereunder, the Company will pay you your severance payments during the period from July 1, 2007 through December 31, 2007, in seven installments as follows: 50% shall be due and payable on July 2, 2007, and the remaining 50% shall be due and payable in six equal monthly installments with the first of such installments due and payable on July 15, 2007 and one additional installment due and payable on the 15th day of each calendar month thereafter. Nothing in this letter agreement will affect your eligibility for or entitlement to benefits under the OSP. If your employment with Tekelec is terminated prior to January 1, 2007 by you or Tekelec for any reason, then you will nonetheless be entitled to receive severance compensation and benefits under the OSP as contemplated by this paragraph 3.

4.	In consideration of your agreement to remain with Tekelec on the terms set forth herein, you will receive a retention bonus equal to your 2006 annual base salary (as in effect on the date hereof), payable on or before December 31, 2006 (the “Retention Bonus”), less deductions and withholdings required by law. Notwithstanding anything to the contrary in this letter agreement, if your employment with Tekelec is terminated prior to January 1, 2007 by the Company for any reason other than for Cause (as Cause is defined in the OSP, but excluding death or disability) or by you for Good Reason (as defined in the OSP), other than the relocation of corporate headquarters, then you will be entitled to receive your full Retention Bonus (payable on or before December 31, 2006) and your full 2006 Bonuses (payable as provided herein as though you were employed through December 31, 2006), notwithstanding the termination of your employment. If you terminate your employment without Good Reason prior to December 31, 2006, then you will not be entitled to receive your 2006 Bonuses but you will be entitled to receive a pro rata portion of your Retention Bonus based on the number of days you are employed by Tekelec during 2006.

5.	This letter sets forth our entire understanding with respect to the matters described herein and supersedes any other agreements or understandings with respect thereto, but does not affect in any way your entitlement to compensation and benefits under the OSP or your rights or obligations under other written agreements with the Company. It can only be amended, in a writing, signed by you and the Chief Executive Officer of Tekelec.

I appreciate your contributions, your interest in continuing to work for Tekelec, and your willingness to commute from California for many months during this period of transition.
Sincerely,
/s/ Frank Plastina
Frank Plastina
President and Chief Executive Officer
I Accept:
/s/ Ronald W. Buckly
Ronald W. Buckly
Date: October 26, 2006

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